Exhibit 4.30

English Translation

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into on this 15th day of September, 2015 in Chaoyang District of Beijing, the People’s Republic of China (“China” or the “PRC”) by and among:

Party A: Kusheng (Tianjin) Technology Co., Ltd.

Address: Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

Party B: Tianjin Ku6 Network Communication Technology Co., Ltd.

Address: Room 201-369, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC

Party C: Dongxu Wang

ID Number: ##################

Residence: ##################

Party D: Mingfeng Chen

ID Number: ##################

Residence: ##################

(Party A, Party B, Party C and Party D hereinafter individually referred to as a “Party” and collectively the “Parties”.)

Whereas,

1.    Party A is a wholly foreign-owned enterprise duly incorporated and existing under the laws of the People’ Republic of China (the “PRC”);

2.    Party B is a limited liability company incorporated in the PRC;

3.    Party C and Party D are shareholders of Party B (the “Shareholders”), holding 90% and 10% of the equity interest of Party B respectively;

4.    Party A and Party B have built business relationship by entering into the Exclusive Technology Consulting and Service Framework Agreement and other relevant agreements (collectively, the “Business Agreements”). According to the Exclusive Technology Consulting and Service Framework Agreement, Party B shall pay service fees to Party A; and the daily operation of Party B will have a material effect on Party B’s capacity to make payments to Party A; and

5.    The Parties agree to further specify matters relating to the operation of Party B in accordance with the provisions of this Agreement.

NOW THEREFORE, based on the principle of equality and mutual benefits and through friendly negotiation, the Parties agree as follows:

1.              Obligations of Shareholders

To ensure that Party B performs all of its obligations under the Business Agreements, the Shareholders hereby acknowledge and agree that without the prior written consent of Party A or any other person designated by Party A, Party B will not conduct any transaction which may materially affect its assets, business, personnel, obligations, rights or operation, including but not limited to:

1.1            carrying out any activities beyond the scope of its normal operation, or operating its business by such means that are not consistent with its usual operation practice;

1.2            borrowing money from any third party or undertaking any obligations other than those occurred during the normal or daily business operations;

1.3            replacing or dismissing any of its directors or replace any of its senior officers;

1.4            selling or acquiring or otherwise disposing of any of its assets or rights with value of over RMB100,000 to or from any third party, including but not limited to any intellectual property rights;

1.5            granting any security interest over any of its assets or intellectual property rights or providing any other security or creating any other encumbrances on its assets in favor of any third party;

1.6            amending the articles of association or changing its business scope;

1.7            changing its normal business process or amending any of its internal material rules and regulations;

1.8            assigning its rights and obligations hereunder to any third party;

1.9            adjusting its business operating models, marketing strategies, operating guidance or client relationship in material aspects; and

1.10     declaring or distributing dividends or profits.

2.              Operation and Management

2.1            Party B and the Shareholders hereby agree to accept and strictly implement corporate policies and directions advised by Party A from time to time concerning employee employment and dismissal, daily operation and management, financial management system and etc of Party B.

2.2            Party B and the Shareholders hereby agree that the Shareholders will appoint the persons designated by Party A as Party B’s directors in accordance with the procedures as provided in the laws and regulations of the PRC and Party B’s articles of association and ensure the person designated by Party A to serve as the chairman of the board or executive director of Party B, and Party B will appoint the persons designated by Party A as the general manager, financial controller and other senior officers of Party B.

2.3            In the event that any of the said directors or senior officers designated by Party A resigns from or is dismissed by Party A, he/she shall be disqualified to serve any positions in Party B. In such case, the Shareholders shall dismiss, or cause Party B to dismiss, the said persons immediately, and shall appoint other persons designated by Party A to replace such positions forthwith.

2.4            For the purpose of Article 2.3 above, the Shareholders shall take all corporate actions necessary to effect the said appointment and dismissal in accordance with the laws, regulations, the articles of association of Party B and this Agreement.

2.5            Each of the Shareholders hereby agrees to issue a Power of Attorney substantially in the form of Appendix 1 hereto upon execution of this Agreement, according to which, each of the Shareholders shall irrevocably authorizes Party A or any person or entity designated by Party A to exercise the shareholder rights for and on behalf of them and to exercise all voting rights of the Shareholders in the name of them in any shareholders’ meetings of Party B.

3.              Other Covenants

In the event that any agreement between Party A and Party B is terminated or expires, Party A shall have the right (but shall not be obligated) to terminate all the agreements between Party A and Party B, including but not limited to the Exclusive Technology Consulting and Service Framework Agreement.

4.              Amendments

Any amendment or supplement to this Agreement shall be made in writing, which upon execution by the Parties shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement.

5.              Governing Law

The execution, validity, performance, interpretation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.              Dispute Resolution

6.1            Any dispute arising out of the interpretation or performance of this Agreement shall be resolved through friendly negotiation in good faith by the Parties; if the dispute cannot be resolved through negotiation, any Party may submit such dispute to the Beijing Arbitration Commission according to it then effective arbitration rules. The language in the arbitration proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

6.2            Save for the matters under disputes, each Party shall continue to perform their respective obligations in good faith in accordance with this Agreement.

7.              Notices

7.1            All notices and correspondence for the purpose of exercising the rights and performing the obligations hereunder shall be in writing, and be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the Parties:

Party A: Kusheng (Tianjin) Technology Co., Ltd.

Address: Room 201-243, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC.

Party B: Tianjin Ku6 Network Communication Technology Co., Ltd.

Address: Room 201-369, Floor 2, District B1, Animation Building, No.126, Animation Middle Road, Eco City, Tianjin, PRC

Party C: Dongxu Wang
Address: ##################

Party D: Mingfeng Chen
Address: ##################

7.2            Any notice and correspondence shall be deemed to have been effectively delivered:

7.2.1  at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

7.2.2  on the date that the receiving Party signs for the document, if delivered in person (including express mail);

7.2.3  On the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail.

8.              Effectiveness, Term and Miscellaneous

8.1            Any written consents, directions, appointments and other decisions of Party A concerning this Agreement, which may significantly affect Party B’s daily operation and management, shall be made by the board of directors (or the executive director in case of absence of the board of directors) of Party A.

8.2            This Agreement is executed by the Parties and takes effect as of the date first written above. This Agreement shall be valid for twenty (20) years (the “Term”) from the date of execution hereof, unless it is early terminated by Party A in accordance to the provisions of this Agreement. Upon written request by Party A prior to the expiry of this Agreement, the term of this Agreement may be extended for such period of time as requested by Party A.

8.3            Neither Party B nor the Shareholders may early terminate this Agreement during the Term of this Agreement. Party A shall have the right to terminate this Agreement at any time by sending a thirty-day prior written notice to Party B and the Shareholders.

8.4            The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and among them on the basis of equality and mutual benefits. In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with relevant laws, such provision shall be deemed as having been deleted from this Agreement as if it would have not been included in this Agreement from the date when this Agreement is concluded. However, the remaining provisions hereof shall remain valid and effective. The Parties shall negotiate on replacing such deleted provision with an acceptable, lawful and effective provision.

8.5            Any failure to exercise any of its rights, powers or privileges hereunder by any Party shall not constitute a waiver of such rights, powers or privileges by such Party. Any single or partial exercise of any of its rights, powers or privileges hereunder by any Party shall not affect the exercise of any other rights, powers or privileges hereunder.

8.6            This Agreement shall be made in Chinese in four (4) counterparts, with each Party holding one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Party A: Kusheng (Tianjin) Technology Co., Ltd.
/s/ (Seal)

Party B: Tianjin Ku6 Network Communication Technology Co., Ltd.
/s/ (Seal)

Party C: Dongxu Wang (Signature)
/s/ Dongxu Wang

Party D: Mingfeng Chen (Signature)
/s/ Mingfeng Chen